Exhibit 10.5

DAVID L. LANSKY	OFFICIAL RECORDS OF PINAL COUNTY RECORDER LAURA DEAN-LYTLE
MARISCAL, WEEKS, MCINTYRE & _FRIEDLANDER, P.A.	DATE/TIME: 05/19/04 1203
2901 NORTH CENTRAL AVENUE	FEE: $21.00
SUITE 200	PAGES: 11
PHOENIX, ARlZONA 85012-2705	FEE NUMBER: 2004-036883
Nes- 61900 417

INFRASTRUCTURE COORDINATION AGREEMENT

THIS SERVICE AGREEMENT (this “Agreement”) is entered into as of January 28, 2004 between Phoenix Capital Partners, LLC, an Arizona limited liability company (“Coordinator”) and Pecan Valley Investments, LLC, an Arizona limited liability company (“Landowner”).

RECITALS

A. Coordinator is engaged in the business of, among other things, providing the following services or benefits to landowners, directly, or indirectly through its subsidiaries or affiliates, including Santa Cruz Water Company, LLC, an Arizona limited liability company (“SCW”) and Palo Verde Utilities Company, LLC, an Arizona limited liability company (“PVU”): (i) developing master utility plans for both wet and dry utilities of all types, including without limitation natural gas, electricity, cable television, Internet, intranet, and telecommunications services; (ii) providing construction services for water and wastewater treatment facilities, (iii) facilitating the provision of water and wastewater services, (iv) facilitating the provision of dry utility services, and/or (v) providing access to long-term agreements with strategic partners that provide natural gas, electrical, telecommunications, Internet, intranet, and cable television services, and other similar services. Coordinator is a non-regulated company and is not subject to utility regulation by the State of Arizona Corporation Commission (the “Commission”).

B. SCW and PVU are (i) fully accredited public service companies approved by the Commission to provide water company and wastewater company services, respectively (the “Utility Services”), and (ii) regulated utility companies, subject to regulation by the Commission.

C. Landowner is in the process of developing certain real property, as more fully described on Exhibit A hereto (the “Development”) and, in connection therewith, desires (i) to engage Coordinator to provide various services and to coordinate the activities of SCW and PVU with respect to the provision of Utility Services to and with respect to the Development, and (ii) to ensure that Development is included as part of the service area for SCW and PVU, on the terms and conditions hereinafter set forth.

D. The Development is currently in the appropriate Certificate of Convenience and Necessity (“CC&N”) covering the provisions of Utility Services by SCW and PVU.

AGREEMENT

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.        Obligations of Coordinator. Upon execution of this Agreement, Coordinator shall coordinate its activities and those of SCW and PVU as necessary to make Utility Services available to Landowner at the property line of the Development, at a location to be designated by Coordinator (the “Delivery Point”). In addition to other administrative services to be provided by Coordinator, Coordinator agrees to use its good faith efforts to coordinate and provide access to expanded dry utility agreements currently in place to benefit the Development. The dry utility services may include natural gas, electricity, telephone, cable television, Internet, and intranet services. In particular, Coordinator will use its good faith efforts to negotiate modifications to existing dry utility agreements with Coordinators to include the Development within their service boundaries. Landowner acknowledges and agrees that nothing in this Agreement is intended to prohibit Coordinator, its successors or assigns or their respective subsidiaries or affiliates from investing in or owning companies formed for purposes of providing any one or more of the dry utility services contemplated in this Agreement. Landowner shall not be obligated to enter into any agreements with Coordinators of or to accept any dry utility services without Landowner’s written approval, in Landowner’s sole discretion.

2.        Coordination with SCW and PVU. Coordinator agrees to coordinate its activities and cause SCW and PVU to provide the services more fully described on Exhibit B hereto, subject to obtaining the applicable regulatory approvals. Landowner shall be responsible for entering into separate Water Facilities Extension and Wastewater Facilities Extension Agreements (the “Extension Agreements”) with SCW and PVU, respectively, before Coordinator shall have any obligations with respect to coordinating the activities of SCW and PVU pursuant to this Section 2. The Extension Agreements shall be in form and content acceptable to SCW, PVU and Landowner, as applicable. Landowner acknowledges that the Extension Agreements may provide that if the Development exceeds two-hundred and fifty (250) acres, Landowner may be required to utilize effluent for both peak and off-peak periods.

3.        Obligations of Landowner. Landowner agrees to cooperate with Coordinator as reasonably requested by Coordinator and agrees to provide all information and documentation about the Development necessary for Coordinator to comply with its obligations under this Agreement. In addition, Landowner agrees to grant to SCW and/or PVU, as the case may be, all necessary easements and rights of way for the construction and installation and subsequent operation, maintenance and repair of the Utility Services. Such easements and rights of way shall be of adequate size, location and configuration so as to allow SCW and PVU ready and all weather access to all facilities for maintenance and repairs and other activities necessary to provide safe and reliable water and wastewater Utility Services. In addition, Landowner agrees to provide and transfer to sew any and all water rights including, but not limited to, Grandfathered Irrigation Rights and/or Type I rights which run with or relate to the Development and which Coordinator determines, in its sole discretion, to be useful. Further, any wells which Coordinator, in its sole discretion, deems useful, whether operational, abandoned, agricultural or otherwise, will be transferred and conveyed by Landowner to SCW at no cost to SCW or Coordinator. Lastly, if Coordinator and/or SCW identify future wells sites, Landowner shall cause such well sites to be identified on the Plat Approval and dedicated to SCW in fee, free of all liens, claims and encumbrances of any kind or nature whatsoever. Any well sites not transferred to SCW are to be decommissioned at the Landowner’s expense.

4.        Payment Obligations. Upon the date Landowner’s obtaining final plat approval with respect to the Development and such plat being recorded in the Official Records of Pinal County, Arizona (the “Plat Approval”) Landowner shall pay Coordinator the sum of $2,300.00 per equivalent dwelling unit in the Development (the “Landowner Payment.”), adjusted upward based on a CPI factor, which is defined as the Consumer Price Index – United States City Average – for All Urban Consumers – All Items published by the United States Department of Labor, Bureau of Labor Statistics (“Index”), with the Index for the month of January 2005 being treated as the base Index, plus two percent (2%). If the Index is discontinued or revised during the term of this Agreement, such other government index or computation with which it is replaced shall be utilized, and modified as necessary, to obtain substantially the same result as would be obtained if the Index had not been so discontinued or revised. For example, if the Landowner Payment was due in February 2006 and the most current available Index was 187.3 and the Index for January 2005 was 182.5, the Landowner Payment per Lot would be calculated as follows: $2,300 x 187.3/182.5 x 1.02 = $2,407.70. For the purposes of this Section 4, the number of equivalent dwelling units within the Development shall be calculated as follows: (i) each single family residential lot included in the Plat Approval shall constitute one (1) equivalent dwelling unit, (ii) each gross acre of retail or commercial office property included in the Plat Approval shall constitute three (3) equivalent dwelling units, (iii) each gross acre of industrial property included in the Plat Approval shall constitute four (4) equivalent dwelling units; and (iv) each gross acre of multi-family property included in the Plat Approval shall constitute five (5) equivalent dwelling units. If the payment to be made by Landowner pursuant to this Section 4 is due and owing pursuant to clause (ii) above prior to the Plat Approval, Coordinator shall reasonably calculate the Landowner Payment and Landowner shall make an initial payment based upon Coordinator’s reasonable calculation. Following the Plat Approval, Landowner and Coordinator shall reconcile the amount paid by Landowner pursuant to the preceding sentence with the actual Landowner Payment and Landowner shall pay to Coordinator or Coordinator shall pay to Landowner, as the case may be, the amount necessary to reconcile such payment. Fees payable to SCW and PVU, and reimbursement for certain costs and expenses incurred by Landowner with respect to the obtaining of Utility Services are not the subject of this Agreement shall be paid and reimbursed to the appropriate parties in accordance with the Extension Agreements.

5.        No Partnership. Coordinator and Landowner are acting as independent contractors pursuant to this Agreement. Nothing in this Agreement shall be interpreted or construed (i) to create an association, joint venture, or partnership among the parties or to impose any partnership obligation or liability upon either party, or (ii) to prohibit or limit the ability of Coordinator to enter into similar or identical agreements with other landowners, even if the activities of such landowners may be deemed to be in competition with the activities or Landowner.

6.         Default.

   (a)       Landowner shall be deemed to be in material default under this Agreement upon the expiration of ten (10) days, as to monetary defaults, and thirty (30) days, as to nonmonetary defaults, following receipt of written notice from Coordinator specifying the particulars in which a default is claimed unless, prior to expiration of the applicable grace period (ten (10) days or thirty (30) days, as the case may be), such default has been cured. A default by Landowner under this Agreement shall constitute a default by Landowner under the Extension Agreements and a default by Landowner under the Extension Agreement(s) shall constitute a default under this Agreement.

   (b)      In the event Landowner is in default under this Agreement, the provisions hereof may be enforced by an action for specific performance, injunction, or other equitable remedies in addition to any other remedy available at law or in equity. In this regard, in the event Landowner fails to pay any amount as and when due (including the Landowner Payment), which failure is not cured within ten (10) days after notice thereof in accordance with the provisions of Section 6(a) above, such delinquent amounts shall bear interest at the rate of fifteen percent (15%) per annum from the due date until paid. In addition, to the extent such sums remain unpaid following such ten (10) day period, Coordinator may claim a lien for such sum, together with interest thereon as set forth above, which may be foreclosed against the Development in the manner prescribed by law for the foreclosure of realty mortgages.

   (c)      Amounts owed but not paid when due by Landowner shall be a lien against the Development. The lien shall attach and take effect only upon recordation of a claim of lien as described below in the office of the Pinal County Recorder by Coordinator. A claim of lien shall include the following:

(i)	The name of the lien claimant.

(ii)	The name of the party or then owner of the property or interest against which the lien is claimed.

(iii)	A description of the property against which the lien is claimed.

(iv)	A description of the default or breach that gives rise to the claim of lien and a statement itemizing the amount of the claim.

(v)	A statement that the lien is claimed pursuant to the provisions of this Agreement and reciting the date of recordation and recorder’s document number of this Agreement.

(vi)

The notice shall be acknowledged, and after recordation, a copy shall be given to the person against whose property the lien is claimed in any manner prescribed under Section 15 of this Agreement. The lien may be enforced in any manner allowed by law, including without limitation, by an action to foreclose a mortgage or mechanic’s lien under the applicable provisions of the laws of the State of Arizona.

   (d)      If the Landowner posts either (a) a bond executed by a fiscally sound corporate surety licensed to do business in the State of Arizona, or (b) an irrevocable letter of credit from a reputable financial institution licensed to do business in the State of Arizona reasonably acceptable to Coordinator, which bond or letter of credit (i) names Coordinator as the principal or payee and is in form satisfactory to Coordinator, (ii) is in the amount of one and one-half (1- 1⁄2) times the claim of lien, and (iii) unconditionally provides that it may be drawn on by Coordinator in the event of a final judgment entered by a court of competent jurisdiction in favor of Coordinator, then Coordinator shall record a release of the lien or take such action as may be reasonably required by a title insurance company requested to furnish a policy of title insurance on such property to delete the lien as an exception thereto. Landowner shall post the bond or letter of credit by delivery of same to Coordinator. All costs and expenses to obtain the bond or letter of credit, and all costs and expenses incurred by Coordinator, shall be borne by Landowner, unless Landowner is the prevailing party in any litigation challenging the claimed lien.

7.        Attorneys’ Fees. If any dispute arises out of the subject matter of this Agreement, the prevailing party in such dispute shall be entitled to recover from the other party its costs and expenses (including reasonable attorney’s fees) incurred in litigating or otherwise resolving such dispute. The parties’ obligations under this Section shall survive the closing under this Agreement.

8.        Applicable Law; Venue; Jurisdiction. Tills Agreement shall be governed by and construed in accordance with the laws of the State of Arizona, notwithstanding any Arizona or other conflict-of-law provisions to the contrary. The parties consent to jurisdiction for purposes of this Agreement in the State of Arizona, and agree that Maricopa County, Arizona, shall be proper venue for any action brought with respect to this Agreement.

9.        Interpretation. The language in all parts of this Agreement shall in all cases, be construed as a whole according to its fair meaning and not strictly for nor against any party. The section headings in this Agreement are for convenience only and are not to be construed as a part hereof. The parties agree that each party has reviewed this Agreement and has had the opportunity to have counsel review the same and that any rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not apply in the interpretation of this Agreement or any amendments or any exhibits thereto. Except where specifically provided to the contrary, when used in this Agreement, the term “including” shall mean without limitation by reason of enumeration. All pronouns and any variations thereof shall be deemed to refer to masculine, feminine or neuter, singular or plural, as the identity of the person(s) or entity(ies) may require.

10.        Counterparts This Agreement shall be effective upon execution by all parties hereto and may be executed in any number of counterparts with the same effect as if all of the parties had signed the same document. All counterparts shall be construed together and shall constitute one agreement.

11.        Entire Agreement. This Agreement constitutes the entire integrated agreement among the parties pertaining to the subject matter hereof, and supersedes all prior and contemporaneous agreements, representations, and undertakings of the parties with respect to such subject matter. This Agreement may not be amended except by a written instrument executed by all parties hereto.

12.        Additional Instruments. The parties hereto agree to execute, have acknowledged, and deliver to each other such other documents and instruments as may be reasonably necessary or appropriate to evidence or to carry out the terms of this Assignment.

13.        Severability. Every provision of this Agreement is intended to be severable. If any term or provision hereof is illegal or invalid for any reason whatsoever, such illegality or invalidity shall not affect the validity or legality of the remainder of this Agreement.

14.        Incorporation by Reference. Every exhibit, schedule and other appendix attached to this Agreement and referred to herein is hereby incorporated in this Agreement by reference.

15.        Notices. Any notice, payment, demand or communication required or permitted to be given by any provision of this Agreement shall be in writing and shall be delivered personally to the party to whom the same is directed or sent by registered or certified mail, return receipt requested, addressed to the addresses set forth on the signature page hereto. Any such notice shall be deemed to be delivered, given and received for all purposes as of the date so delivered if delivered personally, or three business days after the time when the same was deposited in a regularly maintained receptacle for the deposit of United States mail, if sent by registered or certified mail, postage and charges prepaid, or if given by any other method, upon actual receipt; provided that notwithstanding the foregoing, notice of any change of address shall be effective only upon actual receipt of such notice.

16.        Binding Effect. This Agreement shall be binding upon and inure to the benefit of the successors and assigns of the respective parties. This Agreement constitutes a covenant running with the land, shall be binding upon the Development for the benefit of Coordinator, its successors and assigns and any person acquiring any portion of the Development, upon acquisition thereof, shall be deemed to have assumed the obligations of Landowner arising this Agreement with respect to the Development without the necessity for the execution of any separate instrument. At such time as the Landowner Payment has been paid in full, Coordinator shall release this Agreement of record.

[Signatures are on the following page.]

IN WITNESS WHEREOF, the parties have entered into this Agreement as of the date first above written.

COORDINATOR:
Phoenix Capital Partners, LLC,
An Arizona Limited Liability Company
By:	Phoenix Utility Management, LLC an Arizona Limited Liability Company
Its Manager

	By:	/s/ Cindy M. Liles
Cindy M. Liles
	Its:	Vice President

LANDOWNER:
Pecan Valley Investments, LLC, an Arizona Limited Liability Company

By:	El Dorado Pecan, L.L.C. an Arizona Limited Liability Company
Its: Managing Agent

	By:	El Dorado Partners, L.L.C.
an Arizona Limited Liability Company
	Its:	Managing Agent

By:/s/ Mark E. Ortman
Mark E. Ortman
Its: Manager

STATE OF Arizona                    )

                             ) ss.

County of Maricopa                   )

On January 29, 2004, before me, June Prinz, a Notary Public in and for said state, personally appeared Cindy M. Liles, personally known to me (or proved to me on the basis of satisfactory evidence to be the persons whose names are subscribed to the within instrument and acknowledged to me that they executed the same in their authorized capacities, and that by their signatures on the instrument, the persons, or the entity upon behalf of which the persons acted, executed the instrument.

WITNESS my hand and official seal.

/s/ June Prinz
Notary Public in and for said State

My Commission Expires:
9-13-05

STATE OF Arizona                   )

                             ) ss.

County of Maricopa                   )

On January 29, 2004, before me, June Prinz, a Notary Public in and for said state, personally appeared Mark E. Ortman, personally known to me (or proved to me on the basis of satisfactory evidence) to be the persons whose names are subscribed to the within instrument and acknowledged to me that they executed the same in their authorized capacities, and that by their signatures on the instrument, the persons, or the entity upon behalf of which the persons acted, executed the instrument.

WITNESS my hand and official seal.

/s/ June Prinz
Notary Public in and for said State

My Commission Expires:
9-13-05

EXHIBIT A

INFRASTRUCTURE COORDINATION AGREEMENT

LEGAL DESCRIPTION OF DEVELOPMENT

LEGAL DESCRIPTION

RANCHO EL DORADO PHASE III

FOR A PRELIMINARY PLAT

PINAL COUNTY, ARIZONA

PARCEL 1

ALL OF SECTION 13, TOWNSHIP 4 SOUTH, RANGE 3 EAST, OF THE GILA AND SALT RIVER BASE AND MERIDIAN, PINAL COUNTY, ARIZONA;

EXCEPT THEREFROM ANY PORTION THEREOF LYING WITHIN TRACTS DD AND EE, AS RECORDED IN THE MAP OF DEDICATION FOR RANCHO EL DORADO, CABINET C SLIDE 172, OF PINAL COUNTY RECORDS; AND ALSO

EXCEPT ANY PORTION THEREOF LYING WEST OF THE CENTERLINE OF THE LIBERTY COOLIDGE TRANSMISSION LINE EASEMENT AS RECORDED IN DOCKET 1337, PAGE 870, RECORDS OF PINAL COUNTY, ARIZONA;

PARCEL 2

TRACT C OF PARCEL MAP FOR RANCHO EL DORADO PHASE II ACCORDING TO CABINET D, SLIDE 130, RECORDS OF PINAL COUNTY, ARIZONA;

PARCEL 3

TRACT D OF PARCEL MAP FOR RANCHO EL DORADO PHASE II ACCORDING TO CABINET D, SLIDE 130, RECORDS OF PINAL COUNTY, ARIZONA.

JMI & ASSOCIATES

2/6/04

EXHIBIT B

INFRASTRUCTURE COORDINATION AGREEMENT

DESCRIPTION OF SCW AND PVU SERVICES TO BE COORDINATED BY Coordinator

SCW

-	Expand the existing CC&N water service area to include the Development, if necessary

-	Prepare a master water plan with respect to the Development

-	Confirm and or develop sufficient water plant capacity for the Development

-	Extend a water distribution main line to the Delivery Point

-	Provide will-serve letters to applicable governmental agencies necessary for final plat approvals with a schedule of commitment dates personalized for the Development

-	Obtain a 100-year assured water supply and Certificate of Designation required for final plat approvals and Department of Real Estate approvals

-	Provide expedited final subdivision plat water improvement plan check and coordination with the Arizona Department of Environmental Quality for Approvals to Construct

-	Obtain/Develop facilities extension agreement for construction of infrastructure within the Development (subject to reimbursement)

PVU

-	Expand the existing CC&N wastewater service area to include the Development, if necessary

-	Prepare a master wastewater plan with respect to the Development
Develop a master reclaimed water treatment, retention, and distribution plan

-	Confirm and or develop sufficient wastewater plant capacity for the Development

-	Extend a wastewater collection system main line to the Delivery Point

-	Provide all permitting and regulatory approvals including but not limited to an Aquifer Protection Permit and Central Arizona Association of Governments (CAAG) 208 Water Quality Plan

-	Provide will-serve letters to applicable governmental agencies necessary for final plat approvals with a schedule of commitment dates personalized for the Development

-	Provide expedited final subdivision plat wastewater improvement plan check and coordination with the Arizona Department of Environmental Quality for Approvals to Construct

-	Obtain/Develop facilities extension agreement for construction of infrastructure within the property boundaries and is subject to reimbursement